UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CELLECTAR BIOSCIENCES, INC.

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Cellectar Biosciences, Inc.

3301 Agriculture Drive

Madison, WI 53716

Notice of Annual Meeting of Stockholders

To Be Held on May 28, 2015

The Annual Meeting of Stockholders of Cellectar Biosciences, Inc. will be held on Thursday, May 28, 2015 at 10:00 A.M., local time, at its headquarters at 3301 Agriculture Drive, Madison, WI 53716, for the following purposes:

1.	To consider and vote upon the election of two Class I directors;
2.	To consider and vote upon an amendment to our certificate of incorporation to increase the number of authorized shares of common stock by 20,000,000 shares, from 20,000,000 to 40,000,000 shares;
3.	To consider and vote upon a proposal to approve our 2015 Stock Incentive Plan, including the reservation of 700,000 shares of common stock for issuance thereunder;
4.	To consider and vote upon a non-binding advisory “say on pay” proposal to approve the compensation of our named executive officers;
5.	To consider and vote upon a non-binding advisory “say on frequency” proposal on the frequency of future stockholder advisory votes on executive compensation;
6.	To consider and vote upon ratification of the appointment of our independent registered public accounting firm; and
7.	To consider and act upon any other matter which may properly come before the Annual Meeting or any adjourned session thereof.

Our Board of Directors has fixed the close of business on Friday, April 17, 2015 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only stockholders of record at the close of business on April 17, 2015 will be entitled to vote at the Annual Meeting or any adjournments thereof.

By order of the Board of Directors

Paul Bork, Secretary

Madison, Wisconsin

April 21, 2015

This proxy statement and the form of proxy are first being sent or given to stockholders on or about

April 23, 2015, pursuant to rules adopted by the Securities and Exchange Commission.

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH OUR SECRETARY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2015:

The Proxy Statement and 2014 Annual Report on Form 10-K

are available at http://www.cellectar.com

Cellectar Biosciences, Inc.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held on May 28, 2015

This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of our Board of Directors for use at our Annual Meeting of Stockholders to be held our principal executive offices, located at 3301 Agriculture Drive, Madison, WI 53716, on May 28, 2015 and at any adjournment or adjournments thereof. We are a Delaware corporation.

We will bear any cost of solicitation. Some of our officers and employees may solicit proxies by correspondence, telephone or in person, without extra compensation. We may also pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding proxy material to their principals. It is expected that this proxy statement and the accompanying proxy will be mailed to our stockholders on or about April 23, 2015.

We have fixed the close of business on April 17, 2015 as the record date for the Annual Meeting. Only stockholders of record at the close of business on April 17, 2015 will be entitled to receive notice of, and to vote at, the Annual Meeting. As of April 17, 2015, there were outstanding and entitled to vote 7,562,762 shares of our common stock, $0.00001 par value per share. Our by-laws require that a majority in interest of all stock issued, outstanding and entitled to vote at a meeting shall constitute a quorum. Abstentions and broker non-votes will be counted as present or represented for purposes of determining the existence of a quorum. A “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Proposal 2 and Proposal 6 are considered “routine” matters under the rules of the New York Stock Exchange applicable to broker discretionary voting and, as such, we do not expect to receive any broker non-votes on those proposals.

Proposal No. 1 (election of directors) requires the affirmative vote of a plurality of the votes cast by holders of our common stock entitled to vote thereon, provided that a quorum is present. Proposal No. 2 (the amendment to our certificate of incorporation) requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote thereon. Proposal No. 3 (the approval of our 2015 Stock Incentive Plan), Proposal No. 4 (the advisory say on pay vote), Proposal No. 5 (the advisory say on frequency vote) and Proposal No. 6 (ratification of the appointment of our independent registered public accounting firm) each requires the affirmative vote of a majority of the votes cast by holders of our common stock entitled to vote thereon, provided that a quorum is present. Abstentions and broker non-votes will not be included in calculating the number of votes cast on Proposal No. 1, Proposal No. 3, Proposal No. 4 or Proposal No. 5. Abstentions will not be included in calculating the number of votes cast on Proposal No. 6. Votes will be tabulated by American Stock Transfer & Trust Company, our transfer agent.

THE ENCLOSED PROXY, IF EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED ON THE PROXY OR, IN THE ABSENCE OF SUCH DIRECTION, FOR THE NOMINEES FOR DIRECTOR (PROPOSAL NO. 1), FOR THE APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION (PROPOSAL NO. 2), FOR THE APPROVAL OF OUR 2015 STOCK INCENTIVE PLAN (PROPOSAL NO. 3), FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL NO. 4), FOR THE RECOMMENDATION OF EVERY THREE YEARS FOR THE FREQUENCY OF FUTURE VOTES ON EXECUTIVE COMPENSATION (PROPOSAL NO. 5) AND FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 6). IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED BY THE HOLDERS OF THE PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH OUR SECRETARY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including financial statements audited by Grant Thornton LLP, our independent registered public accounting firm, is being sent to each of our stockholders simultaneously with this proxy statement. The notice of annual meeting, this proxy statement, and our 2014 Annual Report on Form 10-K are also available on the Internet at http://www.cellectar.com. This web site does not use “cookies” to track or identify visitors to the web site. Directions to the Annual Meeting are available on the Internet at http://www.cellectar.com.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, The Proxy Advisory Group, LLC, at 18 East 41st Street, 20th Floor, New York, NY 10017, or by telephone at (212) 616-2181.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of five directors and is divided into three classes. We refer to these classes as Class I, Class II and Class III. The term of one class of directors expires each year at the annual meeting of stockholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified. This year, the term of the Class I directors is expiring.

Our Board of Directors has nominated Stephen A. Hill and John Neis, each to serve as a Class I director for a three-year term, until the 2018 Annual Meeting of Stockholders, and until their respective successors have been duly elected and qualified. Each of these nominees is currently serving on our Board of Directors. The term of each of Dr. Hill and Mr. Neis will expire at the upcoming annual meeting.

If any nominee at the time of the election is unable or unwilling to serve or is otherwise unavailable for election, and our Board of Directors designates another nominee, the persons named as proxies will vote the proxy for such substitute, if any. Each of our nominees has consented to being named in this proxy statement and has agreed to serve if reelected, and our Board of Directors has no reason to believe that any of the proposed nominees will be unable to serve.

Required Vote and Recommendation

The Class I Directors must be elected by a plurality of the votes properly cast at the Annual Meeting. This means that the two nominees receiving the highest number of FOR votes will be elected as Class I Directors. Votes may be cast FOR or WITHHELD FROM each nominee. Votes that are WITHHELD FROM the nominees will be excluded entirely from the vote and will have no effect.

Our Board of Directors recommends that you vote FOR the election of Dr. Stephen A. Hill and Mr. John Neis.

PROPOSAL NO. 2

APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

Our Second Amended and Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”) currently authorizes the issuance of up to 20,000,000 shares of common stock, and 7,000 shares of preferred stock. On February 26, 2015, the Board unanimously adopted a resolution setting forth a proposed amendment to Article IV of the Certificate of Incorporation, subject to stockholder approval, to increase the shares of common stock that are authorized for issuance by 20,000,000 shares (the “Amendment”), bringing the total number of shares of common stock authorized for issuance to 40,000,000. No change will be made to the other provisions of the Certificate of Incorporation pursuant to this Proposal 2.

The additional authorized shares of common stock, if and when issued, would have the same rights and privileges as the shares of common stock previously authorized. As of April 17, 2015, there were 7,562,762 shares of common stock issued and outstanding, 700,000 shares of common stock reserved for issuance under our 2006 Stock Incentive Plan (including outstanding options), 132,193 shares of common stock reserved for issuance upon exercise of outstanding options issued outside our 2006 Stock Incentive Plan and 6,604,096 shares of common stock reserved for issuance upon the exercise of outstanding warrants. Accordingly, as of April 17, 2015, there were an aggregate of 14,999,051 shares either issued or reserved for issuance, leaving only 5,000,949 shares available for future issuance. If Proposal 3 below is approved, an additional 700,000 shares will be reserved for issuance, reducing the number of shares available for future issuance by an equal amount.

The additional shares of common stock authorized by the Amendment could be issued at the direction of the Board from time to time for any proper corporate purpose, including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business, a split of or dividend on then outstanding shares or in connection with any employee stock plan or program. The holders of shares of common stock do not presently have preemptive rights to subscribe for any of our securities and holders of common stock will not have any such rights to subscribe for the additional common stock proposed to be authorized.

To implement the Amendment, the first sentence of Article IV of our Certificate of Incorporation would be amended to read as follows: “The aggregate number of shares of stock that the Corporation shall have authority to issue is 40,007,000, of which 40,000,000 shares shall be designated ‘Common Stock’ and seven thousand (7,000) shares shall be designated ‘Preferred Stock.’” A copy of the proposed Amendment is set forth in Appendix A hereto.

The proposed increase in the number of authorized shares of common stock could have a number of effects on our stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of our Company more difficult. For example, additional shares could be issued by us so as to dilute the stock ownership or voting rights of persons seeking to obtain control of us. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The subsequent issuance of additional common stock could result in dilution of net income per share and book value per share and the dilution of the voting rights of the common stock. The Board is not aware of any attempt, or contemplated attempt, to acquire control of our company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

Except as described herein, there are currently no definitive plans, arrangements, commitments or understandings for the issuance of the additional shares of common stock which are to be authorized. However, the Board believes that the benefits of providing it with the flexibility to issue shares without delay for any proper business purpose outweigh the possible disadvantages of dilution and discouraging unsolicited business combination proposals, and that it is prudent and in the best interests of stockholders to provide the advantage of greater flexibility which will result from the Amendment.

Required Vote and Recommendation

The affirmative vote of a majority of the outstanding shares of common stock entitled to vote on this proposal is required to approve the Amendment. Votes may be cast FOR or AGAINST the proposal; votes that abstain will have the effect of a vote AGAINST the proposal.

Our Board of Directors recommends that you vote FOR the approval of the amendment to our Certificate of Incorporation increasing the number of shares of common stock available thereunder.

PROPOSAL NO. 3

APPROVAL OF OUR 2015 STOCK INCENTIVE PLAN

Our Board of Directors has adopted and is seeking stockholder approval of our 2015 Stock Incentive Plan (the “2015 Plan”), including the reservation of 700,000 shares of common stock for issuance under the 2015 Plan. The 2015 Plan, if approved, will replace our 2006 Stock Incentive Plan (the “2006 Plan”), which is the only plan under which equity-based compensation is granted to our executives, employees and non-employee directors. If the 2015 Plan is approved by stockholders, awards will no longer be granted under the 2006 Plan and no shares will be transferred from the 2006 Plan to the 2015 Plan. If the 2015 Plan is not approved, we will still be able to grant awards under our 2006 Plan until it expires in 2016; however, the number of shares still available for awards under the 2006 Plan is not even sufficient to meet our needs for 2015. Approval of the 2015 Plan is also necessary in order to enable us to grant future equity incentive awards that qualify for the performance-based compensation exemption from the deduction limitations of Section 162(m) of the Internal Revenue Code.

We are requesting that shareowners authorize up to 700,000 shares for grants under the 2015 Plan. In determining to request a maximum of 700,000 shares, we believe we have reserved enough shares to ensure that we will be able to continue to make competitive grants under the 2015 Plan for several years. Our Board recommends this action in order to enable us to continue to provide equity compensation to attract, retain and motivate current and prospective directors, officers, employees and consultants. Our Board believes that stock options and other forms of equity compensation promote growth and provide a meaningful incentive to employees of successful companies.

As of April 17, 2015, 2015 there were 7,562,762 shares of our common stock outstanding. The approval of our 2015 Plan will result in additional potential dilution of our outstanding stock. Based solely on the closing price of our common stock on April 17, 2015 of $3.34 per share, the aggregate market value of the additional 700,000 shares of common stock to be reserved for issuance under the 2015 Plan would be $2,338,000.

The following is a summary of the material terms of our 2015 Stock Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the 2015 Plan. Stockholders are urged to read the actual text of the 2015 Stock Incentive Plan which is set forth as Appendix B to this proxy statement, in its entirety.

Summary of Our 2015 Stock Incentive Plan

The 2015 Plan (if approved by our stockholders) will terminate on the tenth anniversary of its effective date, unless it is earlier terminated by our Board.

The 2015 Plan authorizes:

•	the grant of options to purchase common stock intended to qualify as incentive stock options (“incentive options”);
•	the grant of stock options not intended to qualify as incentive options (“nonqualified options”);
•	rights to purchase restricted and unrestricted shares of common stock;
•	rights to receive shares of common stock, cash payments or a combination of shares and cash based on, or measured by, appreciation in the market price of common stock (“stock appreciation rights”); and
•	awards entitling the recipient to acquire shares of common stock upon attainment of specified performance goals (“performance shares”).

The 2015 Plan is administered by a committee of our Board consisting of at least two members who qualify as “outside directors” under Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The committee administering the 2015 Stock Incentive Plan selects the individuals to whom options are granted and determines the option exercise price and other terms of each award, subject to the provisions of the 2015 Stock Incentive Plan.

Awards may be granted under the 2015 Plan to officers, directors, employees, consultants and other individuals who render services to us. Incentive options may be granted under the 2015 Plan to our officers and other employees. As of April 17, 2015, three non-employee directors, six executive officers, eighteen non-officer employees and one consultant were eligible to participate in the 2015 Stock Incentive Plan.

Incentive Options and Nonqualified Options. The exercise price of all options granted under the 2015 Plan must be at least equal to the fair market value of the common stock on the day immediately preceding the date of grant (110% in the case of an incentive option granted to an optionee who owns stock possessing more than 10% of the voting power of our outstanding capital stock).

Incentive options may not extend for more than ten years from the date of grant (five years in the case of an optionee who owns stock possessing more than 10% of the voting power of our outstanding capital stock). The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive options, which first become exercisable by an employee or officer in any calendar year may not exceed $100,000.

Options are non-transferable except by will or by the laws of descent or distribution and are exercisable, during the optionee’s lifetime, only by the optionee. The committee in its discretion may determine the conditions with respect to any transfer or termination of any nonqualified options granted under the 2015 Plan. Nonqualified options held by non-employee directors shall automatically vest in full upon the optionee’s voluntary resignation as a director and may be exercised for a period of three years after the date of such voluntary resignation. Incentive options generally may not be exercised:

•	immediately, upon termination by us with cause;
•	after 90 days following termination by us without cause;
•	after 30 days following voluntary termination by the optionee;
•	after 90 days following retirement of the optionee;
•	after 90 days following the permanent disability of the optionee; and
•	after 180 days following the death of the optionee.

Payment of the exercise price may be made

•	with cash, certified or bank check or other instrument acceptable by the committee;
•	with the committee’s consent, shares of common stock that are not subject to restrictions having a fair market value equal to the option price for such shares;
•	with the committee’s consent, an exercise notice with irrevocable instructions to a broker to promptly deliver cash or a check payable to us to pay the purchase price; or
•	with the committee’s consent, reduction of the number of shares of common stock otherwise issuable to the optionee upon the exercise of the stock option by a number of shares of common stock having a fair market value equal to the aggregate exercise price.

Restricted and Unrestricted Stock Awards. Restricted stock awards entitle the recipient to acquire shares of common stock, subject to our right to repurchase all or some of the shares. The committee determines the restrictions and conditions, including continued employment and/or achievement of pre-established performance goals and objectives. Unrestricted stock awards do not have any restrictions.

Stock Appreciation Rights. Stock appreciation rights entitle the holder to receive the appreciation of the fair market value over the exercise price. The committee determines whether it can be exercised for stock, cash or a combination of both.

Performance Share Awards. The recipient is entitled to acquire shares of common stock upon the attainment of specified performance goals. The committee determines the performance goals, the periods during which the performance is measured and all other limitations and conditions.

Amendment of 2015 Stock Incentive Plan. Our Board may modify, revise or terminate the 2015 Plan at any time and from time to time, except that the class of persons eligible to receive options and the aggregate number of shares issuable pursuant to the 2015 Plan may not be changed or increased (other than pursuant to certain changes in our capital structure) without the consent of our stockholders.

New Plan Benefits

The Compensation Committee and the Board may grant awards under the 2015 Plan on a discretionary basis. Therefore, we are unable to determine the dollar value and number of options or other stock-based awards that may be received by or allocated to any of our executive officers, directors or employees as a result of the approval of the 2015 Stock Incentive Plan.

Federal Income Tax Information with Respect to the 2015 Stock Incentive Plan

The following summarizes certain U.S. federal income tax considerations generally applicable to awards granted under the 2015 Plan, if approved. This summary does not purport to be complete and is based on current provisions of the U.S. federal tax laws and regulations, all of which are subject to change (possibly with retroactive effect) and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Nonqualified Options. The grantee of a nonqualified option recognizes no income for federal income tax purposes on the grant thereof. On the exercise of a nonqualified option, the difference between the fair market value of the underlying shares of common stock on the exercise date and the option exercise price is treated as compensation to the holder of the option taxable as ordinary income in the year of exercise, and such fair market value becomes the basis for the underlying shares which will be used in computing any capital gain or loss upon disposition of such shares (which will be long-term capital gain if the shares are held for more than one year). Subject to certain limitations, we may deduct for the year of exercise an amount equal to the amount recognized by the option holder as ordinary income upon exercise of a nonqualified option.

Incentive Options. The grantee of an incentive option recognizes no income for federal income tax purposes on the grant thereof. There is no tax upon exercise of an incentive option, but the excess of the fair market value of the underlying shares over the option price at the time of exercise will constitute an item of tax preference for purposes of the alternative minimum tax. If no disposition of shares acquired upon exercise of the option is made by the option holder within two years from the date of the grant of the option or within one year after exercise of the incentive option, any gain realized by the option holder on the subsequent sale of such shares is treated as a long-term capital gain for federal income tax purposes. If the shares are sold prior to the expiration of such periods, the difference between the lesser of the value of the shares at the date of exercise or at the date of sale and the exercise price of the incentive option is treated as compensation to the employee taxable as ordinary income and the excess gain, if any, is treated as capital gain (which will be long-term capital gain if the shares are held for more than one year).

In connection with the sale of the shares covered by incentive options, we are allowed a deduction for federal tax purposes only to the extent, and at the time, the option holder receives ordinary income (for example, by reason of the sale of shares by the holder of an incentive option within two years of the date of the option grant or one year after the exercise of the option), subject to certain limitations on the deductibility of compensation paid to executives.

Restricted Stock Awards. The grantee of a restricted stock award recognizes no income for federal income tax purposes upon the receipt of common stock pursuant to that award, unless, as described below, the grantee otherwise elects. Instead, the grantee will recognize ordinary income in an amount equal to the fair market value of the common stock on the date that it is no longer subject to a substantial risk of forfeiture less the amount, if any, the grantee paid for such stock. Such fair market value becomes the basis for the underlying shares and will be used in computing any capital gain or loss upon the disposition of such shares (which will be long-term capital gain if the grantee held the shares for more than one year after the date on which the shares are no longer subject to a substantial risk of forfeiture).

Alternatively, the grantee of a restricted stock award may elect, pursuant to Section 83(b) of the Internal Revenue Code, within 30 days of the acquisition of common stock pursuant to the restricted stock award, to include in gross income as ordinary income for the year in which the common stock is received, the fair market value of the common stock on the date it is received less the amount, if any, the grantee paid for such stock. Such fair market value will become the basis for the shares and will be used in determining any capital gain or loss upon the disposition of such shares (which will be long-term capital gain if the disposition is more than one year after the date the shares are received). Grantees of restricted stock awards are advised to consult their own tax advisors with regard to elections pursuant to Section 83(b) of the Internal Revenue Code.

Unrestricted Stock Awards. Upon receipt of common stock pursuant to an unrestricted stock award, the grantee will recognize as ordinary income the difference between the fair market value of the common stock less the amount, if any, the grantee paid for such stock. The grantee’s basis in such shares will be equal to the fair market value of the shares on the date of receipt, and this basis will be used in determining any capital gain or loss upon a subsequent disposition of the shares (which will be long-term capital gain if the disposition is more than one year after the date the shares are received).

Subject to certain limitations, we may deduct an amount equal to the amount recognized by the grantee of a restricted or unrestricted stock award as ordinary income for the year in which such income is recognized.

Stock Appreciation Rights. The grantee of a stock appreciation right recognizes no income for federal income tax purposes on the grant thereof. On the exercise of a stock appreciation right, the grantee will recognize as ordinary income the difference between the fair market value of the common stock on the date of exercise and the exercise price of the stock appreciation right, multiplied by the number of shares of common stock subject to the stock appreciation right. If the grantee of a stock appreciation right does not exercise such right, the grantee will recognize as ordinary income the excess of the fair market value of the common stock on the last day of the term of the stock appreciation right over the exercise price of the stock appreciation right, if any, multiplied by the number of shares of common stock subject to the stock appreciation right.

Subject to certain limitations, we may deduct an amount equal to the amount recognized by the grantee of a stock appreciation right as ordinary income for the year in which the stock appreciation right is exercised or lapses.

Performance Share Awards. The federal income tax laws applicable to performance share awards are the same as those applicable to restricted stock awards, described above.

Required Vote and Recommendation

The affirmative vote of a majority of the votes properly cast on this proposal is required to approve the 2015 Plan. Abstentions and broker non-votes will not be counted as votes cast on this matter and, accordingly, will have no effect on the outcome of the vote.

Our Board of Directors recommends that you vote FOR the approval of our 2015 Stock Incentive Plan.

PROPOSAL NO. 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. We refer to this non-binding advisory vote as the “say on pay” vote. Although this vote is not binding on us, we value the opinion of our stockholders and will carefully consider the outcome of the vote as we make future decisions on executive compensation.

As described under the heading “Executive Compensation,” our compensation programs are designed to attract and retain our executive officers by offering compensation that is competitive with peer organizations. Our compensation is a mixture of cash payments as well as equity incentives which align executive outcomes with stockholder objectives. We review our compensation policies annually with the help of compensation consultants to ensure that our policies meet market expectations and are fair. We encourage you to carefully review the compensation discussion and analysis in this proxy statement for a complete discussion of the factors underlying the structure of our executive compensation program.

We are asking you to indicate your support for the compensation of our named executive officers as described in this proxy statement. The vote on this proposal is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement pursuant to Item 402(m) through (q) of Regulation S-K.

Accordingly, we ask our stockholders to vote in favor of the following resolution at the Annual Meeting:

“RESOLVED, the stockholders of Cellectar Biosciences, Inc. approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders, pursuant to Item 402(m) through (q) of Regulation S-K.”

Required Vote and Recommendation

The approval of the non-binding proposal to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes properly cast on this proposal. Abstentions and broker non-votes will not be counted as votes cast on this matter and, accordingly, will have no effect on the outcome of the vote.

Our Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL NO. 5

ADVISORY VOTE ON THE FREQUENCY OF FUTURE

VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act also requires that we provide stockholders with the opportunity to vote on a non-binding, advisory basis, for the preferred frequency of future votes on the compensation of our named executive officers. We refer to this advisory vote as a “say on frequency” vote.

Stockholders may vote on whether they would prefer that we conduct future advisory votes on the compensation of our named executive officers every one, two or three years. Stockholders may also abstain from voting on this proposal. This vote is advisory, which means that this vote on the preferred frequency with which we hold advisory votes on executive compensation is not binding on us, our Board of Directors or our Compensation Committee. Nonetheless, our Board of Directors and our Compensation Committee will give careful consideration to the choice that receives the most votes when considering the frequency of future advisory votes on executive compensation.

Our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for us and therefore we recommend that you vote for every three years as the appropriate frequency of future votes on executive compensation. Our Board believes that a vote on executive compensation every three years will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while at the same time avoiding placing undue emphasis on short term compensation and business results. We believe that an advisory vote on executive compensation which occurs every three years will also allow our stockholders the ability to observe and evaluate the impact of any changes to our compensation policies and practices which have occurred since the prior advisory vote on executive compensation.

Required Vote and Recommendation

Stockholders are able to specify one of four choices on the proxy card or voting instructions regarding the frequency of stockholder advisory votes on executive compensation: every year, every two years or every three years, or stockholders may abstain from voting. While the result of this advisory vote on the frequency of stockholder advisory votes on executive compensation is non-binding, the Board and the Compensation Committee, which administers our executive compensation program, value the opinions that stockholders express in their votes and in other discussions.

Our Board of Directors recommends that you approve, on an advisory basis, THREE YEARS as the preferred frequency with which we hold advisory stockholder votes to approve the compensation paid to our named executive officers, as disclosed in our proxy statement pursuant to Item 402(m) through (q) of Regulation S-K.

PROPOSAL NO. 6

RATIFICATION OF APPOINTMENT OF OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal No. 6 concerns the ratification of the appointment by our Audit Committee of Grant Thornton LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Under rules of the Securities and Exchange Commission, or SEC, and the Nasdaq Stock Market, the appointment of our independent registered public accounting firm is the direct responsibility of our Audit Committee. Although ratification by our stockholders of this appointment is not required by law, our Board of Directors believes that seeking stockholder ratification is a good practice, which provides stockholders an avenue to express their views on this important matter.

Our Audit Committee has reappointed Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Our Board of Directors recommends that stockholders vote to ratify the appointment. If our stockholders do not ratify the appointment of Grant Thornton LLP, the Audit Committee may reconsider its decision. In any case, the Audit Committee may, in its discretion, appoint a new independent registered public accounting firm at any time during the year if it believes that such change would be in our best interest and the best interest of our stockholders. We expect that representatives of Grant Thornton LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders.

Required Vote and Recommendation

The ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 requires the affirmative vote of a majority of the votes properly cast on this proposal. Abstentions will not be counted as votes cast on this matter and, accordingly, will have no effect on the outcome of the vote.

Our Board of Directors recommends that you vote FOR the proposal to ratify the appointment by our Audit Committee of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2015.

EXECUTIVE OFFICERS AND DIRECTORS

Our executive officers and directors as of April 17, 2015 are as follows:

Name	Age	Position
Stephen A. Hill, B.M. B.Ch., M.A., F.R.C.S. (1)(2)(3)	57	Chairman of the Board and Director
Simon Pedder, Ph.D.	54	President, Chief Executive Officer and Director
J. Patrick Genn	58	Vice President of Business Development
Kathryn M. McNeil	40	Vice President of Investor Relations, Public Relations and Corporate Communications
Chad J. Kolean	50	Vice President, Chief Financial Officer and Treasurer
Jamey P. Weichert, Ph.D.	58	Chief Scientific Officer and Director
Cameron Szakacs, Ph.D.	51	Vice President of Clinical Development
Paul L. Berns (1)(2)(3)	48	Director
John Neis (1)(2)(3)	59	Director

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

The following biographical descriptions set forth certain information with respect to the two nominees for election as Class I Directors, the incumbent, continuing directors who are not up for election at this Annual Meeting and our current executive officers who are not directors. This information has been furnished by the respective individuals.

Class I Directors – Term Expiring 2015; Nominated for Reelection at 2015 Annual Meeting

Stephen A. Hill.  Dr. Hill was elected the Chairman of our Board of Directors in September 2007. Dr. Hill was appointed the President and CEO of Targacept Inc. in November 2012, effective December 1, 2012. Dr. Hill was the President and CEO of 21CB, a nonprofit initiative of UPMC designed to provide the United States government with a domestic solution for its biodefense and infectious disease biologics portfolio, from March 2011 until December 2011.  Dr. Hill served as the President and Chief Executive Officer of Solvay Pharmaceuticals, Inc. from April 2008 until its acquisition by Abbott Laboratories in 2010.  Prior to joining Solvay, Dr. Hill had served as ArQule's President and Chief Executive Officer since April 1999.  Prior to his tenure at ArQule, Dr. Hill was the Head of Global Drug Development at F. Hoffmann-La Roche Ltd. from 1997 to 1999.  Dr. Hill joined Roche in 1989 as Medical Adviser to Roche Products in the United Kingdom.  He held several senior positions at Roche, including Medical Director where he was responsible for clinical trials of compounds across a broad range of therapeutic areas, including CNS, HIV, cardiovascular, metabolic and oncology products.  Subsequently, he served as Head of International Drug Regulatory Affairs at Roche headquarters in Basel, Switzerland, where he led the regulatory submissions for seven major new chemical entities.  Dr. Hill also was a member of Roche's Portfolio Management, Research, Development and Pharmaceutical Division Executive Boards.  Prior to Roche, Dr. Hill served seven years with the National Health Service in the United Kingdom in General and Orthopedic Surgery.  Dr. Hill has served as the lead director of the board of directors of Lipocine Inc. since January 2014. Dr. Hill is a Fellow of the Royal College of Surgeons of England and holds his scientific and medical degrees from St. Catherine's College at Oxford University. Dr. Hill’s extensive experience in a broad range of senior management positions with companies in the life sciences sector make him a highly qualified member of our Board of Directors.

John Neis.  Mr. Neis became a director of our Company in April 2011. He had served as director of Cellectar, Inc. since February 2008. Mr. Neis has been Managing Director of Venture Investors LLC since 1986 and heads the firm’s Healthcare practice. He has over 28 years’ experience in the venture capital industry and has served on the Board of Directors of numerous companies from formation through initial public offering or sale. Mr. Neis currently serves on the boards of directors of Virent Energy Systems and Deltanoid Pharmaceuticals, Inc. He is a former member of the Boards of Directors of several firms including TomoTherapy (acquired by Accuray), Third Wave Technologies (acquired by Hologic), NimbleGen Systems (acquired by Roche) and Inviragen (acquired by Takeda). Mr. Neis was appointed to the Board of the Wisconsin Technology Council and the Wisconsin Growth Capital Coalition. He also serves on the advisory boards for the Weinert Applied Ventures Program, the Dean’s Advisory Board in the School of Business and Tandem Press in the School of Education at the University of Wisconsin - Madison. Mr. Neis has a B.S. in Finance from the University of Utah, and a M.S. in Marketing and Finance from the University of Wisconsin, Madison. He is a Chartered Financial Analyst. Mr. Neis’ extensive experience leading emerging companies makes him a highly qualified member of the Board.

Class II Director – Term Expiring 2016

Paul L. Berns. Mr. Berns was appointed a director in November 2013 and elected a Class II director at the December 2013 special meeting of stockholders. He was appointed as President and Chief Executive Officer of Anacor Pharmaceuticals in March 2014 and has been a director of Anacor since June 2012. Mr. Berns has served as a member of the board of directors of Jazz Pharmaceuticals, Inc. since June 2010 and has been a director of XenoPort, Inc. since 2005. From March 2006 to September 2012, Mr. Berns served as President and Chief Executive Officer, and as a member of the Board of Directors of Allos Therapeutics, Inc., a pharmaceutical company acquired by Spectrum Pharmaceuticals, Inc. From July 2005 to March 2006, Mr. Berns was a self-employed consultant to the pharmaceutical industry. From June 2002 to July 2005, Mr. Berns was President, Chief Executive Officer and a director of Bone Care International, Inc., a specialty pharmaceutical company that was acquired by Genzyme Corporation in 2005. From 2001 to 2002, Mr. Berns served as Vice President and General Manager of the Immunology, Oncology and Pain Therapeutics business unit of Abbott Laboratories. From 2000 to 2001, he served as Vice President, Marketing of BASF Pharmaceuticals/Knoll and from 1990 to 2000, Mr. Berns held various positions, including senior management roles, at Bristol-Myers Squibb Company. Mr. Berns received a B.S. in Economics from the University of Wisconsin. Mr. Berns’ experience leading and advising drug development companies make him highly qualified to serve on our board.

Class III Directors – Term Expiring 2017

Simon C. Pedder. Dr. Pedder became our President and Chief Executive Officer on April 1, 2014 after serving as our Acting Chief Executive Officer since October 2013, when he was also appointed a Director of the Company. He served as President, Chief Executive Officer and director of Chelsea Therapeutics, Inc., a development stage biopharmaceutical company, from May 2004 through July 2012. From 1991 through May 2001 and again from January 2003 through May 2004, Dr. Pedder held positions of increasing responsibility at Hoffmann-La Roche Inc., including Director of International Clinical Science, Director of International Clinical Operations, Global Project Leader of Pharmaceutical Development, Life Cycle Leader, PEGASYS/IFN and Head of Hepatitis Franchise, Pharma Business, and Vice President of Pharma Business Oncology. From May 2001 through December 2002, Dr. Pedder was the Vice President and Head of Drug Development at Shearwater Corporation. Dr. Pedder serves on the board of directors of Eboo Pharmaceuticals, Inc. and BTI Pharmaceuticals. Dr. Pedder has a Bachelor of Environmental Studies from the University of Waterloo, a Master of Science in Toxicology from Concordia University and a Ph.D. in Pharmacology from the Medical College at the University of Saskatchewan College of Medicine. Dr. Pedder’s experience in cancer drug development and his experience managing a public life sciences company make him a highly qualified member of our Board.

Jamey P. Weichert.  Dr. Weichert was the primary founder of Cellectar, Inc., a privately held Wisconsin corporation, and served as Cellectar, Inc.’s Chairman and Chief Scientific Officer beginning in 2002. He was appointed as our Chief Scientific Officer and a director in April 2011 at the time of the business combination (the “Acquisition”) between Novelos and Cellectar, Inc. Dr. Weichert is an Associate Professor of the Departments of Radiology, Medical Physics, Pharmaceutics and member of the Carbone Cancer Center at the University of Wisconsin, Madison. He has a bachelor’s degree in chemistry from the University of Minnesota and a doctorate in medicinal chemistry from the University of Michigan. His research interests include the design, synthesis and evaluation of biomimetic CT and MRI imaging agents and diapeutic radiopharmaceuticals. He has been involved in molecularly targeted imaging agent development his entire professional career and has developed or co-developed several imaging agents. Dr. Weichert serves or has served on the editorial boards of numerous scientific journals and has authored more than 40 peer reviewed publications and 150 abstracts. He also has 20 issued or pending patents related to drug delivery, imaging and contrast agent development. Dr. Weichert’s experience founding and managing the development of our product candidates and his knowledge of radiation technology are strong qualifications to serve on the Board.

Executive Officers Who Are Not Directors

J. Patrick Genn. Mr. Genn was appointed our Vice President of Business Development in November 2013. He had previously served as our vice president of investor relations since December 2011. He has 30 years of senior management experience in finance, banking and investment management. Mr. Genn was previously President of Continuum Investment Holdings, Inc. from 2006 through mid-2010 while serving on the board of directors of several biotech and technology companies including Cellectar, Inc. From 2001 through 2005, he was an advisor and consultant to several companies including Carmel Valley Ventures and Continuum Investment Partners. Mr. Genn held several senior management positions at Wells Fargo between 1987 and 2001. He was a member of the senior management team that launched its mortgage lending division in 1987 and its premier banking division in 1993. He was also a member of the core mergers and acquisitions integration team and managed private client services in San Diego, CA. Mr. Genn received a B.B.A. in Marketing and a M.S. in Product Management from the University of Wisconsin-Madison.

Chad J. Kolean. Mr. Kolean was appointed our Vice President of Finance, Chief Financial Officer and Treasurer in May 2014. He served as Chief Financial Officer of Pioneer Surgical Technology, Inc., a global manufacturer and distributor of spinal, biological and orthopedic implants, from April 2012 through September 2013. From September 2011 through March 2012 he served as Pioneer’s Chief Accounting Officer. Pioneer was acquired by RTI Biologics in July 2013. Mr. Kolean served as the Corporate Controller of TomoTherapy, Inc., a publicly traded developer and manufacturer of radiation oncology equipment from July 2010 through August 2011 (TomoTherapy having been acquired by Accuray in June 2011). From 2009 through July 2010, Mr. Kolean served as the Director of Financial Reporting for Pioneer Surgical Technology, Inc. From 2001 through 2008 he held various positions, including Director of Planning, Analysis and Reporting, Vice President and FSG Controller and Vice President of Shared Services, at Metavante Corporation, a provider of banking and payments technologies and services to financial institutions. Mr. Kolean began his career at Arthur Andersen LLP where he practiced as a certified public accountant. Mr. Kolean holds a Bachelor of Arts in Business Administration from Hope College.

Kathryn M. McNeil. Ms. McNeil was appointed our Vice President of Investor Relations, Public Relations and Corporate Communications in October 2013. She has over 10 years of investor relations experience in the life sciences industry. From 2005 through 2012, Ms. McNeil served as the primary external communications strategist for clinical, regulatory and corporate developments for Chelsea Therapeutics, Inc, most recently as the senior director of investor and public relations, advising the senior management team and board of directors on matters of investor and public relations, crisis communications and public affairs. From 2004 to 2005, she held various account management positions including assistant vice president at The Investor Relations Group (IRG), a communications consulting firm focused on providing investor and public relations guidance for micro and small cap companies in the healthcare, biotech and technology industries. From early 2000 through 2002, she held various investor relations positions in the telecommunications industry. Ms. McNeil received a B.A. in Art History from Wesleyan University.

Cameron Szakacs. Dr. Szakacs was appointed our Vice President of Clinical Development in November 2014. Dr. Szakacs’ experience in the pharmaceutical industry includes five years in clinical research at Hoffmann-La Roche where he worked on the development of monoclonal antibodies for the treatment of breast cancer and non-Hodgkin’s lymphoma. In addition, Dr. Szakacs was a project director at a clinical research organization overseeing oncology programs. He also designed and developed preclinical proof-of-concept studies for drug candidates across multiple therapeutic areas, including oncology, pain, HIV, GI and hemophilia, for Nektar Therapeutics. Dr. Szakacs was most recently senior director of drug development at Lundbeck North America following its acquisition of Chelsea Therapeutics International where he managed Chelsea’s drug development efforts and served as a senior member of the interdepartmental team that filed a successful New Drug Application, secured favorable recommendations from two FDA Advisory Committee meetings and achieved U.S. marketing approval for Northera, an orphan drug for the treatment of symptomatic neurogenic orthostatic hypotension. Dr. Szakacs also taught and conducted research at the University of Saskatchewan, where he received his Ph.D. in Clinical Pharmacology.

CORPORATE GOVERNANCE

Board Leadership Structure and Role in Risk Oversight

The Board does not have a formal policy on whether or not the roles of Chairman of the Board and Chief Executive Officer should be separate and believes that it should retain the flexibility to make this determination in the manner it believes will provide the most appropriate leadership for our Company from time to time. Currently, we separate the role of Chairman and Chief Executive Officer, with Dr. Hill serving as Chairman and Dr. Pedder serving as Chief Executive Officer. The Board believes that this separation is presently appropriate as it allows the Chief Executive Officer to focus primarily on leading the day-to-day operations of the Company, while the Chairman can focus on leading the Board in its consideration of strategic issues and monitoring corporate governance and other stockholder issues.

Management is responsible for the day-to-day management of the risks that we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that our risk management processes are adequate and functioning as designed. Our Board’s involvement in risk oversight includes receiving regular reports from members of management and evaluating areas of material risk, including operational, financial, legal, regulatory, strategic and reputational risks. As a smaller reporting company with a small Board of Directors, we believe it is appropriate to have the involvement and input of all of our directors in risk oversight matters.

In addition, the Board has delegated risk oversight to each of its committees within their areas of responsibility. Our Compensation Committee assists the Board in its risk oversight function by overseeing strategies related to our incentive compensation programs and key employee retention. Our Audit Committee assists the Board in its risk oversight function by reviewing our system of disclosure controls and procedures and our internal control over financial reporting. Our Nominating and Corporate Governance Committee assists the Board in its risk oversight function by managing risks associated with director candidate selection, governance and succession matters. We believe that our Board’s ability to discharge its risk oversight is enhanced by the separation of the positions of Chief Executive Officer and Chairman of the Board.

Director Independence

Our Board of Directors has determined that, with the exception of Dr. Pedder and Dr. Weichert who are our employees, all of the members of our Board of Directors are “independent directors” under the applicable rules of the Nasdaq Stock Market. Our Board of Directors has also determined that each member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is an “independent director” under the rules of the Nasdaq Stock Market applicable to such committees.

Meetings of the Board of Directors

Board Meetings. Our Board of Directors held ten meetings during the fiscal year ended December 31, 2014 and acted by written consent three times. Each of our directors attended at least 75% of the total number of meetings held by the Board and the committees of the Board on which he served during the fiscal year ended December 31, 2014.

Meetings of Independent Directors. Our independent directors are expected to meet without management present at least twice per year.

Audit Committee. Our Audit Committee is currently composed of Mr. Berns, Dr. Hill and Mr. Neis (Chairman). The Board has determined that Mr. Neis is an “audit committee financial expert” within the meaning of the applicable SEC rules and regulations. The Audit Committee provides the opportunity for direct contact between our independent registered public accounting firm and members of the Board, and the independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee assists the Board in overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, and our independent registered public accounting firm’s qualifications, independence and performance. The Audit Committee is directly responsible for appointing, compensating, evaluating and, when necessary, terminating our independent registered public accounting firm. The Audit Committee has established procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. Our Audit Committee met four times during the fiscal year ended December 31, 2014. Our Audit Committee Charter is available on our website at www.cellectar.com.

Compensation Committee. Our Compensation Committee is currently composed of Mr. Berns, Dr. Hill (Chairman), and Mr. Neis. The Compensation Committee’s responsibilities include providing recommendations to the Board regarding the compensation levels of directors; approving, or recommending for approval by the Board, the compensation levels of executive officers; providing recommendations to our Board regarding compensation programs; administering our incentive compensation plans and equity-based plans; authorizing grants under our 2015 Stock Incentive Plan, if approved by stockholders (or, if the 2015 Plan is not approved, under our 2006 Stock Incentive Plan); and authorizing other equity compensation arrangements. Our Compensation Committee met 4 times during the fiscal year ended December 31, 2014. Our Compensation Committee Charter is available on our website at www.cellectar.com.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is currently composed of Mr. Berns (Chairman), Dr. Hill and Mr. Neis. The Nominating and Corporate Governance Committee’s responsibilities include, to the extent deemed necessary or appropriate by the committee: developing and recommending to the Board criteria for the selection of individuals to be considered as candidates for election to the Board; identifying individuals qualified to become members of the Board; making recommendations to the Board regarding its size and composition; approving director nominations to be presented for stockholder approval at the Company’s annual meeting; approving nominations to fill any vacancies on the Board; developing and recommending corporate governance principles to the Board; and leading an annual review of the performance of both the Board as a whole and its individual members. Our Nominating and Corporate Governance Committee met 4 times during the fiscal year ended December 31, 2014. Our Nominating and Corporate Governance Committee Charter is available on our website at www.cellectar.com.

Director Qualification Standards

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to the Board members and others for recommendations, meetings from time to time to evaluate biographical information and background materials relating to potential candidates, and interviews of selected candidates by members of the committee and other members of the Board. The committee may also solicit the opinions of third parties with whom the potential candidate has had a business relationship. Once the committee is satisfied that it has collected sufficient information on which to base a judgment, the committee votes on the candidate or candidates under consideration.

In evaluating the qualifications of any candidate for director, the Nominating and Corporate Governance Committee considers, among other factors, the candidate’s depth of business experience, reputation for personal integrity, understanding of financial matters, familiarity with the periodic financial reporting process, reputation, degree of independence from management, possible conflicts of interest and willingness and ability to serve. The Nominating and Corporate Governance Committee also considers the degree to which the candidate’s skills, experience and background complement or duplicate those of our existing directors and the long-term interests of our stockholders. The Nominating and Corporate Governance Committee is in the process of developing minimum qualifications and standards for director candidates. In the case of incumbent directors whose terms are set to expire, the Nominating and Corporate Governance Committee also gives consideration to each director’s prior contributions to the Board. In selecting candidates to recommend for nomination as a director, the Nominating and Corporate Governance Committee abides by our Company-wide non-discrimination policy.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders and use the same process to evaluate candidates regardless of whether the candidates were recommended by stockholders, directors, management or others. The Nominating and Corporate Governance Committee has not adopted any particular method that stockholders must follow to make a recommendation. We suggest that stockholders make recommendations by writing to the chairman of the Nominating and Corporate Governance Committee, in care of our offices, with sufficient information about the candidate, his or her work experience, his or her qualifications for director, and his or her references to enable the Nominating and Corporate Governance Committee to evaluate the candidacy properly. We also suggest that stockholders make their recommendations well in advance of the anticipated mailing date of our next proxy statement so as to provide the Nominating and Corporate Governance Committee an adequate opportunity to complete a thorough evaluation of the candidacy, including personal interviews.

Communications with the Board

At this time, the Board has not adopted any formal procedure for communications by stockholders. Stockholders and interested parties wishing to communicate with the Board or any director or group of directors should direct their communications to: Secretary, Cellectar Biosciences, Inc., 3301 Agriculture Drive, Madison, WI 53716. The Secretary will forward the stockholder or interested-party communication to the Board or to any individual director or directors to whom the communication is directed; provided, however, that if the communication is unduly hostile, profane, threatening, illegal or otherwise inappropriate, the Secretary has the authority to discard the communication and take any appropriate legal action.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At the close of business on April 17, 2015, there were 7,562,762 shares of our common stock outstanding. The following table provides information regarding beneficial ownership of our common stock as of April 17, 2015:

•	Each person known by us to be the beneficial owner of more than five percent of our common stock;
•	Each of our directors;
•	Each executive officer named in the summary compensation table; and
•	All of our current directors and executive officers as a group.

The address of each executive officer and director is c/o Cellectar Biosciences, Inc., 3301 Agriculture Drive, Madison, WI 53716. The persons named in this table have sole voting and investment power with respect to the shares listed, except as otherwise indicated. In these cases, the information with respect to voting and investment power has been provided to us by the security holder. The identification of natural persons having voting or investment power over securities held by a beneficial owner listed in the table below does not constitute an admission of beneficial ownership of any such natural person. Shares included in the “Right to Acquire” column consist of shares that may be purchased through the exercise of options or warrants that are exercisable within 60 days of April 17, 2015.

Name and Address of Beneficial Owner	Outstanding	Right to Acquire	Total	Percentage
Austin W. Marxe/David M. Greenhouse/Adam C. Stettner (1) 527 Madison Avenue, Suite 2600 New York, New York 10022	1,142,368	1,066,000	2,208,368	25.59%
Greenway Properties Inc.(2) 4954 N. Shore Drive Egg Harbor, Wisconsin 54209	1,030,158	960,158	1,990,316	23.35%
Venture Investors LLC(3) University Technology Park 505 S. Rosa Road; Suite 201 Madison, Wisconsin 53719	632,426	504,502	1,136,928	14.09%
Cormorant Asset Management (4) 100 High Street, Suite 1105 Boston, MA 02110	530,000	530,000	1,060,000	13.10%
Hertzberg Family Trust(5) 2637 Longboat Cove Del Mar, CA 92014	419,158	419,158	838,316	10.50%
Sabby Management, LLC(6) 10 Mountainview Road, Suite 205 Upper Saddle River, NJ 07458	755,520	—	755,520	9.99%
Enso Ventures 2 Limited(7) Suite C1, Hirzel Court St. Peter Port, Guernsey GY12NH	288,058	276,264	564,322	7.20%
Simon Pedder	13,300	55,300	68,600	*
Patrick Genn	3,532	73,539	77,071	*
Chad Kolean	—	6,667	6,667	*
Cameron Szakacs	—	8,333	8,333	*
Kathryn McNeil	—	10,000	10,000	*
Jamey Weichert(8)	235,336	21,657	256,993	3.39%
Paul L. Berns	—	4,166	4,166	*
Stephen A. Hill	5,300	23,684	28,984	*
John Neis(3)	632,426	504,502	1,136,928	14.09%
All directors and officers as a group (9 persons)	889,894	698,265	1,588,159	19.22%

*	Less than 1%.

(1)	Based on information contained in a report on Schedule 13G, filed with the Securities and Exchange Commission on January 29, 2015. Shares in the “Outstanding” column include 179,806 shares of common stock owned by Special Situations Cayman Fund, L.P., 539,418 shares owned by Special Situations Fund III QP, L.P., and 423,144 shares owned by Special Situations Life Sciences Fund, L.P. Shares in the “Right to Acquire” column include 179,000 shares of common stock issuable upon the exercise of warrants owned by Special Situations Cayman Fund, L.P., 537,000 shares of common stock issuable upon the exercise of warrants owned by Special Situations Fund III QP, L.P., and 350,000 shares of common stock issuable upon the exercise of warrants owned by Special Situations Life Sciences Fund, L.P. Austin W. Marxe, David M. Greenhouse and Adam C. Stettner are members of SSCayman LLC, the general partner of Special Situations Cayman Fund, L.P., controlling principals of AWM Investment Company, Inc., the general partner of MGP Advisers Limited Partnership, the general partner of Special Situations Fund III QP, L.P., and members of LS Advisers LILAC., the general partner of Special Situations Life Sciences Fund, L.P. AWM Investment Company, Inc. serves as the investment adviser to of Special Situations Cayman Fund, L.P., Special Situations Fund III QP, L.P. and Special Situations Life Sciences Fund, L.P. Messrs. Marxe, Greenhouse and Stettner share sole voting and investment power of the shares of common stock beneficially owned by Special Situations Cayman Fund, L.P., Special Situations Fund III QP, L.P. and Special Situations Life Sciences Fund, L.P.
(2)	Shares in the “Outstanding” column include shares held by Jeffrey Straubel. Mr. Straubel is the President and principal owner of Greenway Properties, Inc. and has sole dispositive and voting power over shares held by Greenway Properties, Inc. Shares in the “Right to Acquire” column consist of shares of common stock issuable upon the exercise of warrants at exercise prices ranging from $3.75 to $25.00 per share expiring between March 1, 2016 and August 20, 2019.
(3)	Consists of shares of common stock held by Venture Investors Early Stage Fund IV Limited Partnership and Advantage Capital Wisconsin Partners I, Limited Partnership. VIESF IV GP LLC is the general partner of Venture Investors Early Stage Fund IV Limited Partnership and Venture Investors LLC is the submanager and special limited partner of Advantage Capital Wisconsin Partners I, Limited Partnership. The investment decisions of VIESF IV GP LLC and Venture Investors LLC are made collectively by seven managers, including Mr. Neis. Each such manager and Mr. Neis disclaim such beneficial ownership except to the extent of his pecuniary interest therein. The address of Mr. Neis is c/o Venture Investors LLC, 505 South Rosa Road, #201, Madison, Wisconsin 53719. Shares in the “Right to Acquire” column consist of 492,141 shares of common stock issuable upon the exercise of warrants held by Venture Investors Early Stage Fund IV Limited and Advantage Capital Wisconsin Partners I, Limited Partnership and common stock issuable upon options to purchase 11,250 shares of common stock issued to Mr. Neis in his capacity as director.
(4)	Based on information contained in a report on Schedule 13G, filed with the Securities and Exchange Commission on September 2, 2014. Shares in the “Outstanding” column include 530,000 shares of common stock held by Cormorant Global Healthcare Master Fund, LP. Shares in the “Right to Acquire” column consist of 530,000 shares of common stock issuable upon the exercise of warrants held by Cormorant Global Healthcare Master Fund, LP. Cormorant Global Healthcare GP, LLC serves as the general partner of Cormorant Global Healthcare Master Fund, LP, and Cormorant Asset Management, LLC serves as the investment manager of Cormorant Global Healthcare Master Fund, LP. Bihua Chen serves as the managing member of Cormorant Global Healthcare GP, LLC and Cormorant Asset Management, LLC. Cormorant Global Healthcare Master Fund, LP, Cormorant Global Healthcare GP, LLC, Cormorant Asset Management, LLC, and Ms. Chen share dispositive and voting power of the shares of common stock beneficially owned by Cormorant Global Healthcare Master Fund, LP.
(5)	Shares in the “Right to Acquire” column consist of shares common stock issuable upon the exercise of warrants at exercise prices ranging from $4.68 to $12.00 per share, expiring between December 6, 2016 and August 20, 2019. Richard H. Hertzberg is the trustee of Hertzberg Family Trust and has sole dispositive and voting power for the shares held.
(6)	Based on information contained in a report on Schedule 13G, filed with the Securities and Exchange Commission on January 12, 2015. Consists of shares held by Sabby Healthcare Volatility Master Fund. Ltd. and Sabby Volatility Warrant Master Fund, Ltd. Sabby Management, LLC shares voting and investment power with respect to these shares on behalf of this stockholder. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of this stockholder. Each of Sabby Management, LLC and Hal Mintz disclaim beneficial ownership over the securities owned except to the extent of their pecuniary interest therein. Sabby Management LLC beneficially owns warrants to purchase 865,000 shares of common stock at exercise prices ranging from $3.75 per share to $25.00 per share expiring between June 13, 2017 and August 20, 2019, all of which provide that the number of shares of common stock to be obtained by each of the holders upon exercise cannot exceed the number of shares that, when combined with all other shares of our common stock and securities beneficially owned by them, would result in them owning more than 9.99% of our outstanding common stock, provided, however that this limitation may be revoked by the stockholder upon 61 days prior notice to us. Due to this limitation all such warrants to purchase shares of common stock have been omitted from the shares in the “Right to Acquire” column of this table.
(7)	Shares in the “Right to Acquire” column consist of shares of common stock issuable upon the exercise of warrants at exercise prices ranging from $4.68 to $25.00 per share expiring between December 6, 2016 and August 20, 2019. Interlock Director Ltd. has sole dispositive and voting power over shares held by Enso Ventures 2 Limited. Interlock Director Ltd. exercises such power through a combination of two directors of Albecq Directors Limited. The Albecq directors consist of the following individuals: Marianne Domaille, Michael Underdown and Michael Kupenga.

(8)	Dr. Weichert serves as a director and our Chief Scientific Officer. The shares beneficially owned by him have been included in the total of directors and officers as a group.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Compensation

This section provides information, in tabular and narrative formats specified in applicable SEC rules, regarding the amounts of compensation paid to each of our named executive officers and related information. As a smaller reporting company, the Company has presented such information in accordance with the scaled disclosure requirements permitted under applicable SEC regulations.

The following table sets forth certain information concerning all cash and non-cash compensation awarded to, earned by or paid to our each of our named executive officers during the two year period ended December 31, 2014:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Simon Pedder, Ph.D. (3)	2014	$262,500	$—	$—	$90,847	$353,347
Chief Executive Officer	2013	$—	$—	$927,024	$90,000	$1,017,024

Kathryn M. McNeil (4)	2014	$225,000	$—	$—	$21,129	$246,129
Vice President of Investor Relations	2013	$30,978	$—	$132,360	$—	$163,338

Chad J. Kolean (5)	2014	$127,860	$—	$122,480	$657	$250,997
Chief Financial Officer	2013	$—	$—	$—	$—	$—

Joanne M. Protano (6)	2014	$111,487	$—	$35,237	$116,757	$263,481
Former Chief Financial Officer	2013	$224,757	$67,427	$—	$—	$292,184

All Other Compensation Detail (2)

Name and Principal Position	Year	Severance- Related Payments ($)	Consulting Fees ($)	Relocation ($)	Life and Disability Premiums ($)	Total All Other Compensation ($)
Simon Pedder, Ph.D. (3)	2014	$—	$90,000	$—	$847	$90,847
Chief Executive Officer	2013	$—	$90,000	$—	$—	$90,000

Kathryn M. McNeil (4)	2014	$—	$—	$20,000	$1,129	$21,129
Vice President of Investor Relations	2013	$—	$—	$—	$—	$—

Chad J. Kolean (5)	2014	$—	$—	$—	$657	$657
Chief Financial Officer	2013	$—	$—	$—	$—	$—

Joanne M. Protano (6)	2014	$112,378	$3,250	$—	$1,129	$116,757
Former Chief Financial Officer	2013	$—	$—	$—	$—	$—

(1)	The reported amounts represent the aggregate grant date fair value computed in accordance with ASC 718. All assumptions made regarding the valuation of equity awards can be referenced in Note 9 to the financial statements included in our Annual Report on Form 10-K filed with the SEC on March 24, 2015.
(2)	Other compensation includes our group term life and disability insurance programs, relocation assistance, severance paid upon termination and pre- and post-employment consulting fees. Consulting fees reflect amounts paid to Dr. Pedder for the fiscal years ended December 31, 2013 and 2014 for consulting services prior to his appointment as President and Chief Executive Officer effective April 1, 2014 and to Ms. Protano for the fiscal year ended December 31, 2014 for consulting services provided subsequent to her resignation on June 27, 2014.
(3)	Dr. Pedder was appointed as President and Chief Executive Officer effective April 1, 2014. Prior to that date, Dr. Pedder provided consulting services pursuant to a consulting agreement that became effective on October 4, 2013.
(4)	Ms. McNeil was appointed as Vice President, IR, PR and Corporate Communications effective October 21, 2013.
(5)	Mr. Kolean was appointed as Vice President, Chief Financial Officer and Treasurer effective May 28, 2014.
(6)	Ms. Protano's employment was terminated effective June 27, 2014. In connection with the termination, she received a severance payment of $112,378, included in other compensation, and options held by her were modified in accordance with the terms of her agreement. The Company recorded incremental stock-based compensation of $35,237 in 2014 in connection with these modifications.

Employment and Other Agreements

Simon Pedder. We entered into a consulting agreement (the “Consulting Agreement”) with Dr. Pedder in connection with his appointment as Acting Chief Executive Officer for the period from October 4, 2013 through March 31, 2014. Pursuant to the Consulting Agreement, we paid Dr. Pedder a consulting fee of $30,000 per month. The Consulting Agreement was terminable by either party with 15 days’ notice. In connection with the engagement of Dr. Pedder under the Consulting Agreement, we granted Dr. Pedder an option to purchase up to 168,000 shares of common stock, representing approximately five percent of the outstanding stock and stock options of the Company, having an exercise price of $6.60 per share and vesting equally over four years. We also granted Dr. Pedder an option to purchase up to 96,278 shares of common stock, having an exercise price of $15.00 per share (the Anti-dilution option), which option becomes exercisable as shares of the Company’s common stock are issued following the exercise of outstanding warrants to purchase 1,829,294 number of shares (each a “Warrant”), in the ratio of one option share for each 19 shares issued upon warrant exercise. Both non-qualified stock options expire on October 4, 2023, unless earlier exercised or terminated. On February 20, 2014, the number of shares subject to the Anti-dilution Option was reduced by 14,473 shares upon the expiration without exercise of Warrants to purchase 275,000 shares.

We have also entered into an employment agreement (the “Employment Agreement”) with Dr. Pedder, effective as of April 1, 2014, pursuant to which Dr. Pedder is serving as President and Chief Executive Officer of the Company. Under the Employment Agreement, the Company is paying Dr. Pedder a base salary at the rate of $350,000 per year beginning on April 1, 2014 and will remain in effect until employment is terminated in accordance with the Employment Agreement. The Employment Agreement also provided for reimbursement of certain expenses in connection with Dr. Pedder’s temporary accommodation in the Madison, Wisconsin area for the first six months of employment. Dr. Pedder will be eligible for an annual bonus, based on performance, of up to 50% of his base salary at the discretion of the Compensation Committee of the Board of Directors. The agreement also provides for a continuation of Dr. Pedder’s salary for a period of six months and provides for the continuation of benefits for six months following a termination without cause, as defined. In the event of a termination without cause, contingent upon the execution of a release agreement in favor of the Company, the Company will also provide for a one-year acceleration of unvested options, related to non-qualified options granted on October 4, 2013 to purchase up to 168,000 shares of common stock, and such vested options will remain exercisable for a period of 1-year following the termination date. In the event of a change in control event, as defined, 100% of unvested options, related to non-qualified options granted on October 4, 2013 to purchase up to 168,000 shares of common stock, will be accelerated and will remain exercisable for a period of one year following the change in control event.

Executive Retention Agreements. On July 26, 2013, the Company entered into a retention agreement with Ms. Joanne Protano, our former Vice President and Chief Financial Officer. The retention agreement provides for the payment of a retention bonus equal to thirty percent of her salary if she remained employed with the Company as of December 31, 2013. Furthermore, the agreement provided for a lump-sum payment of six months base salary and continuation of benefits for six months following a termination without cause or resignation with good reason on or before June 30, 2014. Upon such a termination, all unvested options held by Ms. Protano were to be credited with an additional six months vesting and all vested options were to be exercisable for eighteen months following termination. Ms. Protano received a retention payment of $67,427 in January 2014. Her employment ceased as of June 27, 2014. In connection with the cessation of her employment she was entitled to a severance payment of $112,379 and the modification of her options in accordance with her retention agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2014 with respect to the named executive officers.

	Individual Grants
Name	Year of Grant		Number of securities underlying unexercised options (# exercisable)	Number of securities underlying unexercised options (# unexercisable)	Exercise or base price ($/share)	Expiration date

Simon Pedder	2013	(1)	42,000	126,000	$6.60	10/4/2023
	2013	(2)	—	81,805	15.00	10/4/2023

Kathryn M. McNeil	2013	(3)	6,666	13,334	$8.00	12/13/2023

Chad J. Kolean	2014	(3)	3,333	16,667	$7.40	5/28/2024

Joanne M. Protano	2006	(4)	19	—	$2,784.60	12/27/2015
	2006	(4)	13	—	$2,784.60	12/27/2015
	2007	(4)	32	—	$1,380.00	12/27/2015
	2008	(4)	65	—	$1,315.80	12/27/2015
	2009	(3)	65	—	$2,295.00	12/27/2015
	2011	(3)	7,500	—	$28.00	12/27/2015
	2011	(3)	3,750	—	$9.00	12/27/2015
	2012	(3)	3,334	—	$15.00	12/27/2015

(1)	These shares vest annually in increments of one-fourth over four years from the date of grant. The exercise price equals the closing price on the date of grant.
(2)	These shares become exercisable as shares of the Company’s common stock are issued following the exercise of outstanding warrants to purchase 1,554,294 shares of our common stock, in the ratio of one option share for each 19 shares issued upon warrant exercise.
(3)	These shares vest quarterly in increments of one-twelfth over three years from the date of grant. The exercise price equals the closing price on the date of grant.
(4)	These shares vest annually in increments of one-third over three years from the date of grant. The exercise price equals the closing price on the date of grant.

Options granted pursuant to the 2006 Stock Incentive Plan will become fully vested upon a termination event within one year following a change in control, as defined.  A termination event is defined as either termination of employment other than for cause or constructive termination resulting from a significant reduction in either the nature or scope of duties and responsibilities, a reduction in compensation or a required relocation.

Director Compensation

The following table sets forth certain information about the compensation of our non-executive directors who served during the year ended December 31, 2014.

Name and Principal Position	Year	Director Fees ($) (2)	Option Awards ($) (4)	All other compensation ($)	Total ($)

Stephen A. Hill, Chairman (1)	2014	$52,000	$—	$—	$52,000
Paul L. Berns (1)	2014	35,500	—	—	35,500
John Neis, Director (1)	2014	42,000	—	—	42,000

(1)	As of December 31, 2014, outstanding options to purchase common stock held by directors were as follows: Dr. Hill 18,864; Mr. Berns 5,000 and Mr. Neis 12,500.
(2)	Director fees include all fees earned for director services including quarterly fees, meeting fees and committee chairman fees.

During 2014, we paid our non-employee directors a cash fee of $5,000 per quarter.  The non-employee directors also received a fee of $1,500 for any board or committee meeting attended and $750 for each telephonic board or committee meeting in which the director participated.  We also paid our chairman an additional annual fee in the amount of $15,000, our non-employee director who serves as the chair of the Audit Committee an additional annual fee of $10,000 and our non-employee directors who served as the chairman of the Compensation Committee and the Nominating and Corporate Governance Committee an additional annual fee of $5,000.  We reimbursed directors for reasonable out-of-pocket expenses incurred in attending board and committee meetings and undertaking certain matters on our behalf.  Directors who are our employees do not receive separate fees for their services as directors.  There has been no change to cash fees payable to non-employee directors for 2015.

Certain Relationships and Related-Person Transactions

We do not have a written policy for the review, approval or ratification of transactions with related parties or conflicted transactions.  When such transactions arise, they are referred to the Audit Committee for consideration or for referral to the Board of Directors for its consideration.

One of our directors, John Neis, is a managing director of Venture Investors LLC, which beneficially owns approximately 8.4% of our outstanding common stock.

Jamey Weichert, our Chief Scientific Officer and principal founder of Cellectar, Inc., and a director and stockholder of the Company, is a faculty member at the University of Wisconsin-Madison (U. Wisc.). During the year ended December 31, 2014, the Company paid $508,000 to UW for costs associated with clinical trial and other research agreements.  During the year ended December 31, 2013, the Company made contributions to UW totaling $187,500 for use towards unrestricted research activities and paid $380,625 to UW for costs associated with clinical trial and other research agreements.

Legacy Compounds – Transactions and Litigation. From its inception through 2010, the Company was primarily engaged in the development of certain oxidized glutathione-based compounds for application as therapies for disease, particularly cancer. These compounds were originally developed in Russia. In June 2000, the Company acquired commercial rights from the Russian company (“ZAO BAM”) which owned the compounds and related Russian patents. In April 2005, Novelos acquired worldwide rights to the compounds (except for the Russian Federation) in connection with undertaking extensive development activities in an attempt to secure FDA approval of the compounds as therapies. These development activities culminated in early 2010 in an unsuccessful Phase 3 clinical trial of an oxidized glutathione compound (NOV-002) as a therapy for non-small cell lung cancer. The principal equity owner of ZAO BAM, Mark Balazovsky, was a founder of Novelos and served as a director until November 2006. Pursuant to the April 2005 royalty and technology transfer agreement, the Company is required to pay ZAO BAM royalties equal to 1.2% of net sales of oxidized glutathione products and $2,000,000 for each new oxidized glutathione drug following FDA approval of such drug. In the absence of royalty payments, the Company is required to pay ZAO BAM 3% of all license revenues plus 9% of the amount by which the Company’s license revenues exceed its total expenses. In 2008, the Company paid $15,000 to ZAO BAM representing 3% of payment under a foreign license agreement. Cellectar is also obligated to pay Oxford Group, Ltd., or its assignees, a royalty in the amount of 0.8% of our net sales of oxidized glutathione-based products. At this time, Cellectar does not expect to devote any substantial resources to the further development of its oxidized glutathione compounds.

After the disclosure of the negative outcome of the Phase 3 clinical trial in 2010, ZAO BAM claimed that Cellectar modified the chemical composition of NOV-002 without prior notice to or approval from ZAO BAM, constituting a material breach of the June 2000 technology and assignment agreement. In September 2010, Cellectar filed a complaint in Massachusetts Superior Court seeking a declaratory judgment by the court that the June 2000 agreement has been entirely superseded by the April 2005 agreement and that the obligations of the June 2000 agreement have been performed and fully satisfied. ZAO BAM answered the complaint and alleged counterclaims. In August 2011, we filed a motion for judgment on the pleadings as to the declaratory judgment count and all counts of ZAO BAM’s amended counterclaims. On October 17, 2011, the court ruled in our favor on each of the declaratory judgment claims and dismissed all counts of ZAO BAM’s counterclaim. Judgment in our favor was entered on October 20, 2011. On November 10, 2014, the Massachusetts Appeals Court affirmed the judgment of the Superior Court.

AUDIT COMMITTEE REPORT

The Board appointed the Audit Committee to review the Company’s financial statements and financial reporting procedures, the adequacy and effectiveness of its accounting and financial controls and the independence and performance of its independent registered public accounting firm. The Audit Committee also selects our independent registered public accounting firm. The Audit Committee is governed by a written charter adopted by the Board. A copy of the Audit Committee Charter is available on our website at www.cellectar.com.

The Audit Committee currently consists of three non-employee directors. Each member of the Audit Committee is “independent” within the meaning of the marketplace rules of the Nasdaq Stock Market, Inc.

The Company’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements and affirming their independence on an annual basis. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. We have relied, without independent verification, on the information provided to us and on the representations made by the Company’s management and independent registered public accounting firm.

In fulfilling our responsibilities as the Audit Committee, we conferred with Grant Thornton LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2014 (“fiscal year 2014”), regarding the overall scope and plans for Grant Thornton’s audit of the Company’s financial statements for the fiscal year 2014. We met with them, with and without the Company’s management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. We reviewed and discussed the audited financial statements for fiscal year 2014 with management and Grant Thornton.

We discussed with Grant Thornton the matters required to be discussed by Statement of Auditing Standards No. 61, including a discussion of its judgments as to the quality, not just the acceptability, of the Company’s reporting mechanisms and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, we received from Grant Thornton the written disclosures and the letter required by Independence Standards Board Standard No. 1 and discussed these documents with Grant Thornton, as well as other matters related to Grant Thornton’s independence from management and the Company.

Based on the reviews and discussions referred to above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for fiscal year 2014 for filing with the Securities and Exchange Commission.

On behalf of the Audit Committee,

John Neis

OTHER MATTERS

Audit and Other Fees

The following table shows fees for professional audit services, audit-related fees, tax fees and other services rendered by Grant Thornton LLP, including its affiliates, for the audit of our annual financial statements for the fiscal years ended December 31, 2014 and 2013:

Fee Category	Fiscal 2014	Fiscal 2013
Audit fees	$190,939	$122,298
Audit-related fees	—	—
Tax fees	1,747	15,764
All other fees	—	—
Total fees	$192,686	$138,062

Audit Fees. Audit fees were for professional services rendered for the audit of our annual financial statements, the review of quarterly financial statements and the preparation of statutory and regulatory filings. Note that the 2014 and 2013 amounts include approximately $67,800 and $15,813, respectively, in fees associated with work performed in connection with registration statements.

Audit-Related Fees. Audit-related fees include fees for assurance and related services by the principal accountant that are reasonably related to the performance of audit and reviews but that are not included under “Audit Fees” above. No such services were provided.

Tax Fees. Tax fees consist of fees billed for professional services for tax compliance, tax planning and tax advice. These services include assistance regarding federal, state and international tax compliance and planning and mergers and acquisitions.

All Other Fees. All other fees include assistance with miscellaneous reporting requirements and interpretation of technical issues. No such services were provided.

Our Audit Committee has determined that the services Grant Thornton LLP performed for us during fiscal 2014 were at all times compatible with its independence.

Policy on Pre-Approval of Audit and Non-Audit Services

At present, our Audit Committee approves each engagement for audit and non-audit services before we engage Grant Thornton to provide those services.

Our Audit Committee has not established any pre-approval policies or procedures that would allow our management to engage Grant Thornton to provide any specified services with only an obligation to notify the Audit Committee of the engagement for those services. None of the services provided by Grant Thornton for 2014 or 2013 were obtained in reliance on the waiver of the pre-approval requirement afforded in SEC regulations.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers and directors, and persons who beneficially own more than 10% of our common stock, file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission, and furnish us with copies of such filings.

To our knowledge, based solely on a review of the copies of such reports received by us and certain written representations that no other reports were required, we believe that for the fiscal year ended December 31, 2014, all of our officers, directors and 10% beneficial owners complied with the requirements of Section 16(a). Dr. Hill and Messrs. Berns and Neis each had one filing that was two days late, and Mr. Genn had one filing that was two days late, and another filing that was seven days late due to procedural errors.

Solicitation

In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone, press release, facsimile, telegraph, the Internet or advertisements. We will pay all of the costs of this proxy solicitation. We will also reimburse brokers, banks, nominees and other fiduciaries for their expenses in sending these materials to you and getting your voting instructions. We have also engaged The Proxy Advisory Group, LLC® to assist us with the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $12,500 in the aggregate.

Other Proposed Action

Our Board of Directors knows of no other business to come before the Annual Meeting of Stockholders. However, if any other business should properly be presented at the meeting, the proxies will be voted in accordance with the judgment of the person or persons holding the proxies.

Stockholder Proposals

Stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at our 2016 annual meeting of stockholders must submit the proposals in proper form to us at the address set forth on the first page of this proxy statement not later December 23, 2015, or, if the date of that meeting is more than 30 calendar days before or after May 28, 2016, a reasonable time before we begin to print and mail our proxy materials with respect to that meeting, in order for the proposals to be considered for inclusion in our proxy statement and form of proxy relating to the 2016 annual meeting.

Stockholder proposals intended to be presented at our 2016 annual meeting submitted outside the processes of Rule 14a-8 must be received in writing by us no later than the close of business on February 28, 2016, nor earlier than January 29, 2016, together with all supporting documentation and information required by our by-laws.

Multiple Stockholders Sharing the Same Address

Please note that brokers may deliver only one set of proxy materials to multiple stockholders sharing an address unless we have received contrary instructions from one or more of those stockholders. This practice, known as “householding,” is designed to reduce printing and postage costs. If any stockholder residing at such an address wishes to receive a separate set of proxy materials, we will promptly deliver a separate copy to any stockholder upon written or oral request to Investor Relations, Cellectar Biosciences, Inc., 3301 Agriculture Drive, Madison, WI 53716, by telephone at (608) 441-8120 or by e-mail at ir@cellectar.com. Stockholders can also contact Investor Relations in this manner to indicate that they wish to receive separate sets of proxy materials, as applicable, in the future or to request that we send only a single set of materials to stockholders sharing an address who are currently receiving multiple copies.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the proxy statement entitled “Audit Committee Report” and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Annual Report on Form 10-K

Additional copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 as filed with the Securities and Exchange Commission are available to stockholders without charge upon written request addressed to: Investor Relations, Cellectar Biosciences, Inc., 3301 Agriculture Drive, Madison, WI 53716.

If You Have Any Questions

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, The Proxy Advisory Group, LLC, at 18 East 41st Street, 20th Floor, New York, NY 10017, or by telephone at (212) 616-2181.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

ANNUAL MEETING OF STOCKHOLDERS OF

CELLECTAR BIOSCIENCES, INC.

May 28, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230303040300000000 4 052815

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS; AND "FOR" PROPOSALS 2, 3, 4 AND 6, AND FOR "3 YEARS" ON PROPOSAL 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect as Class I directors the following nominees:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Stephen A. Hill
○ John Neis

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	1 year	2 years	3 years	ABSTAIN
5. To consider and vote upon a non-binding advisory "say on frequency" proposal on the frequency of future shareholder advisory votes on executive compensation;	☐	☐	☐	☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders and a Proxy Statement for the Annual Meeting of Stockholders.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

CELLECTAR BIOSCIENCES, INC.

May 28, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20230303040300000000 4 052815

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS; AND "FOR" PROPOSALS 2, 3, 4 AND 6, AND FOR "3 YEARS" ON PROPOSAL 5. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect as Class I directors the following nominees:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Stephen A. Hill
○ John Neis

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "**FOR ALL EXCEPT**" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Proposal	1 year	2 years	3 years	ABSTAIN
5. To consider and vote upon a non-binding advisory "say on frequency" proposal on the frequency of future shareholder advisory votes on executive compensation;	☐	☐	☐	☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders and a Proxy Statement for the Annual Meeting of Stockholders.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.